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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                            ------------------------


                                    FORM 8-K
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT - OCTOBER 28, 1999
               DATE OF EARLIEST EVENT REPORTED - OCTOBER 19, 1999

                          COMMISSION FILE NO. 33-93644


                          DAY INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       Delaware                                          31-143634
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  (State of Incorporation)                   (IRS Employer Identification No.)

             130 WEST SECOND STREET, SUITE 1700, DAYTON, OHIO 45402
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                    (Address of principal executive offices)

Registrant's telephone number, including area code:           (937) 224-4000

ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

DAY International Group, Inc. (the "Company") announced on October 19, 1999 that it completed its acquisition of the stock of privately-held Varn International for $59.3 million in cash, plus expenses. The purchase price is subject to certain adjustments for changes in working capital and future revenue growth.

The acquisition was financed through the private placement of $38.5 million of 18% convertible cumulative preferred stock and by amending and restating the existing $60 million Senior Secured Credit Facility ($40 million term and $20 million revolver). The Amended and Restated Senior Secured Credit Facility provides for a $70 million Term Loan and a $20 million Revolving Credit Facility. The Revolving Credit Facility includes a $10 million letter of credit subfacility ($530 of letters of credit were outstanding at October 18, 1999) and a $1 million swingline loan subfacility. The amounts available under the Revolving Credit Facility are subject to a borrowing base limitation (defined generally as $5 million plus 50% of eligible domestic inventory and 80% of eligible domestic accounts receivable). At October 18, 1999, $19.5 million was available under the Senior Secured Credit Facility. The Senior Secured Credit Facility requires a commitment fee of 1/2% a year on the unused portion of

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the revolving line of credit. Interest on the term loan is based on the banks'
base rate plus 1.75% or the LIBOR rate plus 2.75%. Interest rates on LIBOR borrowings are fixed for one, two, three or six month periods at the Company's discretion.

The term loans mature in 21 consecutive quarterly installments, commencing on March 31, 2000. Principal payments are to be made in the following amounts: installments 1-4, $1,875,000 per installment; installments 5-8, $2,500,000 per installment; installments 9-20, $3,750,000 per installment; and installment 21, $7,500,000.

Varn is a leading worldwide supplier of pressroom chemicals to the printing industry. Varn also manufactures the Kompac brand of automatic dampening systems for printing presses through its Graph Tech subsidiary. Headquartered in Oakland, New Jersey, Varn has manufacturing facilities in Addison, IL; Houston, TX; Ontario, Canada; Manchester, England; Willich, Germany; Johannesburg, South Africa; Melbourne, Australia; Kuala Lumpur, Malaysia and a joint venture in Foshan, China.

Day International, Inc. is one of the world's leading producers of precision engineered rubber products, specializing in the design and customization of components used by a broad customer base in the printing and textile industries. Day's Image Transfer business is one of the world's largest manufacturers and marketers of high-quality printing blankets and sleeves for use in the offset printing industry and its Textile Products business manufacturers and marketers precision engineered rubber cots, aprons and other fabricated rubber components used by the world wide textile industry. Day International, Inc. is headquartered in Dayton, Ohio and has four U.S. manufacturing facilities as well as two international manufacturing facilities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements of businesses acquired
     The combined financial statements of Varn International for the year ended December 31, 1998 have not been audited. The Company intends to prepare audited consolidated financial statements for Varn as of October 18, 1999 and for the period from January 1, 1999 through October 18, 1999 and will file such statements as soon as they are available.

(b)  Pro forma financial information
     The Company will file unaudited pro forma financial statements on or before January 4, 2000.

(c)  Exhibits - See Index to Exhibits

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:        October 29, 1999             By:  /s/ Thomas J. Koenig
                                               --------------------
                                               Thomas J. Koenig
                                               Vice President and Chief
                                               Financial Officer (Principal
                                               Financial Officer and Principal
                                               Accounting Officer)

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                                INDEX TO EXHIBITS

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Exhibit
Description
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
2.1 Stock Purchase Agreement, dated as of August 13, 1999, by and among the Company and the stockholders of each of Varnco Holdings Inc., Varn Holdings PLC, Varn Aegis Co. GmbH Hautschutzsysteme, Varn Products Co., Inc., JV Tex Realty Corp. and Graph Tech, Inc.

2.2       Amendment No. 1, dated October 19, 1999, to the Stock Purchase Agreement, dated as of August 13, 1999, by and among the Company and the stockholders of each of Varnco Holdings Inc., Varn Holdings PLC, Varn Aegis Co. GmbH
          Hautschutzsysteme, Varn Products Co., Inc., JV Tex Realty Corp. and Graph
          Tech, Inc.

3.1 Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 15, 1999.

4.1       Certificate of Designation for the Company's 18% Convertible Cumulative
          Preference Stock due 2010, filed with the Secretary of State of the State of Delaware on October 15, 1999.

4.2       Supplemental Indenture, dated as of October 19, 1999 among The Bank of New
          York and the several Guarantors party thereto.

4.3 Subsidiary Guarantee, dated as of October 19, 1999, among Firstar Bank, N.A. and the several Guarantors party thereto.

4.4 Preference Stock Purchase Agreement, dated as of October 19, 1999, among the Company and the several Investors party thereto.

4.5       Amended and Restated Stockholders Agreement, dated as of October 19, 1999, among the Company and certain of its stockholders.

10.1      Amended and Restated Credit Agreement, dated as of October 19, 1999, among the Company, Societe Generale, as Administrative Agent, and SG Cowen
          Securities Corporation, as Arranger.

99.1      Press Release
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